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                                                                     EXHIBIT 12


                EMMIS COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES

                        (Unaudited, dollars in thousands)


                                                                            FEBRUARY (29) 28,                      AUGUST 31,
                                                            ------------------------------------------------   ------------------
                                                              1995       1996     1997      1998      1999       1998      1999
                                                            ------------------------------------------------   ------------------
EARNINGS:
Pre tax income                                               $12,155   $17,908   $25,940   $18,284   $ 9,045   $13,349   $ 5,057
Add:
  Fixed charges                                                8,786    15,004    10,631    15,573    39,203    14,131    28,360
  Amortization of capitalized interest                             -         -         -         -         -         -        30
  Loss from equity investments                                   348     3,111         -         -         -         -         -
Less:
  Capitalized interest                                             -         -         -       312     1,591       735       185
  Minority loss in consolidated subsidiaries                       -         -         -         -     1,875     1,875     1,525
                                                            ------------------------------------------------   ------------------
Earnings                                                     $21,289   $36,023   $36,571   $33,545   $44,782   $24,870   $31,737


FIXED CHARGES:
Interest expense (including amortization of debt expenses)   $ 7,849   $13,540   $ 9,633   $13,772   $35,650   $12,629   $27,165
Capitalized interest                                               -         -         -       312     1,591       735       185
Portion of rents representative of the interest factor           937     1,464       998     1,489     1,962       767     1,010
                                                            ------------------------------------------------   ------------------
Fixed Charges                                                $ 8,786   $15,004   $10,631   $15,573   $39,203   $14,131   $28,360

Ratio of Earnings to Fixed Charges                               2.4       2.4       3.4       2.2       1.1       1.8       1.1
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